Exhibit 10.10

EMPLOYMENT AGREEMENT

This agreement is made as of the 27th day of December, 2001, by and between Nevada Security Bank (the “Bank”), having a principal place of business at 465 South Meadows Parkway, Suite 18, Reno, Nevada, and Bob Walter (the “Executive”), whose residence address is 14200 Bandolier Ct.  Reno, NV  89511.

RECITALS

WHEREAS, the Bank desires to employ the Executive as its Executive Vice President and Chief Credit Officer and to avail itself of his skill, knowledge and experience to ensure the successful management of its business;

WHEREAS, the Executive wishes to be employed by the Bank in the above mentioned capacity for the Term hereinafter described;

WHEREAS, the furtherance of the foregoing, the Bank submitted  to and received approval of the name of the Executive as its choice for Executive Vice President and Chief Credit Officer from the  State and Federal Regulators prior to execution of this Agreement;

WHEREAS, the Agreement was contingent upon and became effective when the aforementioned approval was obtained from State and Federal Regulators and the Executive commenced full time employment with the Bank; until such time as the Bank received the aforementioned regulatory approval, the Bank engaged the Executive in a consulting capacity;

WHEREAS, by execution of this Agreement the parties desire to specify the terms of the Executive’s employment with the Bank.

NOW, THEREFORE, in consideration of the covenants and conditions contained herein, it is agreed that from and after the date the Bank commences formal operations (the “Effective Date”), the following terms and conditions shall apply to the Executive’s said employment:

1.             EMPLOYMENT TERM:  The Bank hereby employs the Executive and the Executive hereby accepts employment with the Bank for a period of Three (3) years commencing with the Effective Date of this agreement (the “Term), subject, however, to prior termination of this Agreement as hereinafter provided.   As used in this Agreement, the word “Term” shall refer to the entire period of employment of the Executive by the Bank hereunder, whether for the period provided hereunder, or whether terminated earlier as hereinafter provided.  The Employment Term shall automatically renew for subsequent three-year (3) periods, subject, however, to prior termination of this Agreement as hereinafter provided.

2.                                      DUTIES OF THE EXECUTIVE:

2.1           Duties:  The Executive shall hold the office of Executive Vice President and Chief Credit Officer of the Bank and will perform the duties normally performed by such officer of a bank, including the general supervision and operation of the business and affairs of the Bank, subject to the powers vested in the Board of Directors of the Bank and in the Bank’s shareholders pursuant to the Bank’s Charter and By-Laws, and by applicable law.  During the Term, the Executive shall perform exclusively the services herein contemplated to be performed by him under this Agreement faithfully, diligently to the best of his ability, consistent with the highest and best standards of the banking industry and in compliance with all applicable laws and the Bank’s Articles of Incorporation and By-Laws.

2.2.          Place of Performance:  The Executive shall perform said duties throughout the Bank’s service area and be located at the Bank’s principal executive officers.  Except as provided herein, the duties, positions and business location hereunder may only be changed by written agreement of the parties.

2.3           Conflict of Interest:  Except with prior written consent of the Board of Directors of the Bank, the Executive shall devote his entire productive professional time, ability and attention to the business of the Bank during the Term, and the Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person, firm or corporation, whether for compensation or otherwise, which are in conflict with the Bank’s interest.  Notwithstanding the foregoing, the Executive may make investments of a passive nature in any business or venture; provided, however, that such business or venture shall not be in competition, directly or indirectly, in any manner with the Bank.

3.                                      COMPENSATION

3.1           Base Salary:  For the Executive’s services hereunder, the Bank shall pay or cause to be paid, as a base salary to the Executive a minimum of  One Hundred Thousand Dollars ($100,000) per year each year of the Term, prorated for any portion of a year, in which this Agreement is in effect.  The Executive’s salary shall be payable in equal installments in conformity with the Bank’s normal payroll period.  Annual increases shall be made at the recommendation of the President /Chief Executive Officer, subject to ratification of the Board of Directors.

3.2           Bonuses:  Such a plan shall be within the complete and sole discretion of the Board of Directors. The Executive shall be entitled to participate in the Bank’s Executive Compensation Plan (“Bonus Plan”) which will be developed by the Bank’s Board of Directors.  It is understood that the terms, conditions, eligibility, benefits, provisions and grants from such a plan shall be within the complete and sole discretion of the Board of Directors...

3.3           Stock Options:  Upon commencement of the Term, the Executive shall be granted the option to purchase Seventeen Thousand Five Hundred (17,500) shares of the Bank’s Common Stock, at a purchase price of Ten Dollars ($10.00) per share, pursuant to the terms of the Bank’s stock option plan.  Twenty Percent (20%) of said shares will immediately fully vest upon commencement with the Term, with the remaining Eighty Percent (80%) vesting in equal amounts Twenty Percent (20%) annually thereafter.

4.                                      EXECUTIVE BENEFITS

4.1           Vacation:  The Executive will be entitled to Four (4) weeks vacation during each year of the Term, prorated for any portion of a year.  The Executive is required to and shall take at least Two (2) weeks of vacation annually (the “Mandatory Vacation”) which shall be taken consecutively.  Should Executive not take the entire Four (4) weeks vacation during each year, the unused vacation shall accrue and be taken the following year.  The Executive may accumulate Twenty (20) days of vacation in excess of his current year’s entitlement.  Any vacation not used in excess of such Twenty (20) days shall be paid out to the Executive in lieu of accrued vacation.

4.2           Automobile Allowance:  The Bank shall pay the Executive the sum of Seven Hundred Fifty ($750) per month as and for expenses to cover all costs of use, maintenance, repair, upkeep, fuel, cleaning and operation of his automobile (except mileage costs incurred to travel to locations outside of the Bank’s serving area) used in the course and scope of his employment.

4.3           Insurance Coverage:  The Bank, at the Bank’s expense, shall provide for the Executive and his dependent family, medical, dental, and vision coverage, and, for the Executive himself, life, accident, disability and the like insurance benefits equivalent to the maximum benefits available from time to time under the Bank’s Group Insurance program for an employee of the Executive’s salary level during the Term.  Additionally, the Bank, at its expense, shall provide the Executive with term life insurance benefits in the amount of not less that Five Hundred Thousand Dollars ($500,000) with beneficiary to be of the Executive’s choice, provided that the Executive is rated in the highest category by the Insurance Company.  If rated lower, the Bank will spend the amount it would have spent for the highest rating and purchase the maximum amount of insurance at the Executive’s lower rating.  Said coverage shall be in existence and take effect as of the Effective Date and shall continue throughout the Term.  The Bank shall provide the Executive with disability insurance providing for monthly disability payments.

4.4           Business Expenses:  The Executive shall be entitled to  reimbursement by the Bank for any ordinary and necessary business expenses he incurs  in the performance of his duties during the Term, including, but not limited to,  entertainment, dues, and other expenses, meals, travel expenses, conventions, meetings, seminars and the like which are reasonable for the office of the Executive.

4.5           Club Memberships:  The Executive shall be provided paid membership in clubs selected by the Executive and approved by the President and Chief Executive Officer.

4.6           Retirement Benefits:   The Executive shall be provided with medical, dental and vision insurance benefits for himself and eligible family members equivalent to the maximum benefits available from time to time under the Bank’s Group Insurance program for an employee of the Executive’s salary level at the Bank’s expense upon retirement from the Bank.  Retirement age shall be at a minimum Sixty-two (62) years of age.

5                                         TERMINATION

5.1           Termination for Cause:  The Bank may terminate this Agreement at any time by action of its Board of Directors, without further obligation or liability to the Executive, in the event that:

(a)                                  The Executive commits an act or acts of malfeasance or misfeasance in his duties; or

(b)                                 The Executive fails to abide by and/or enforce the Bank’s safety and soundness policies; or

(c)                                  The Executive is convicted of a felony or misdemeanor involving moral turpitude; or

(d)                                 State and/or Federal regulators request or order termination of this Agreement; or

(e)                                  The Executive commits any act, which could cause termination of Coverage under the Bank’s Blanket Bond as to the Executive, as distinguished from termination of such coverage as to the Bank as a whole; or

(f)                                    The Executive dies.

5.2           Termination Without Cause:  In the event the Board of Directors of the Bank determines that either (i) the continued association of the Executive with the Bank or (ii) the performance of his duties by the Executive is not in the best interest of the Bank, then the Bank may terminate this Agreement by action of its Board of Directors.   In the event of such termination without cause, and subject to any limitation of payments to Officers and Directors under applicable Federal and State law, the Executive shall be paid as and for severance payments and in lieu of any and all other Compensation, remedy or damages, a lump-sum equal to not less than Twelve (12) months compensation at the then current base salary of the Executive, plus any accrued but unpaid Bonus Compensation described elsewhere in this Agreement.  In addition, the Bank, at its expense will provide the Executive and his dependent family with insurance Coverage, as described in Paragraph 4.3 above, for a period of not less than six (6) months following the Executive’s termination.  Upon such payment, any and all obligations of the Bank to the Executive shall have been fully and completely satisfied and the Executive shall be entitled to no additional compensation, claim, right or benefit hereunder or otherwise.

5.3           Action by Supervisory Authority:  If the bank is closed or taken over by any banking supervisory authority, such banking authority may immediately terminate this Agreement without liability or obligation to the Executive.

5.4           Merger or Corporate Dissolution:  In the event of a merger where the Bank is not the surviving corporation, in the event of a consolidation, in the event of a transfer of all or substantially all of the assets of the Bank, in the event of any other corporate reorganization where there is a change in ownership of at least Twenty Five Percent (25%) except as may result from a transfer of the Bank’s stock to another corporation in exchange for at least Sixty-Six and Two-Thirds Percent (66 2/3%) control of that corporation, or in the event of the dissolution of the Bank, the Executive may terminate this Agreement.  In the event of such termination, and subject to any limitation of payments to Officers and Directors under applicable Federal and State law, the Executive shall be paid, as and for severance payments and in lieu of any and all other compensation remedy or damages, a lump-sum equal to not less than Twenty Four (24) months compensation at the then current base salary of the Executive, plus any  accrued but unpaid Bonus Compensation described elsewhere in this Agreement.  In addition, the Bank, at its expense, will provide the Executive and his dependent family with insurance coverage, as described in Paragraph 4.3 above, for a period of not less than Twelve (12) months following the Executive’s termination.  Upon such payment, any and all obligations of the Bank to the Executive shall have been fully and completely satisfied and the Executive shall be entitled to no additional compensation, claim, right or benefit hereunder or otherwise.

5.5           Termination by the Executive:   The Executive may terminate his employment hereunder at any time upon Ninety (90) days notice to the Bank.  In such event, the Executive shall be entitled to all salary, bonus and other benefits (accrued vacation, etc.), which have accrued prior to the effective date of termination.  All unvested options shall be forfeited and the Executive must exercise his vested options within Sixty (60) days of termination.  If not so exercised, those options shall also be forfeited.

6.             GENERAL PROVISIONS:

6.1           Indemnification:  To the extent permitted by law, applicable statutes, the Articles of Incorporation, the By-Laws and resolutions of the Bank in effect from time to time, the Bank shall indemnify the Executive against liability or loss arising out of the Executive’s actual or asserted misfeasance of malfeasance in the performance of the Executive’s duties or out of any actual or asserted wrongful act against, or by, the Bank including but not limited to judgments, fines, settlements and expenses incurred in the defense of actions, proceedings and appeals therefrom.  The Bank shall provide Directors and Officers Liability Insurance to indemnify and insure the Bank and the Executive from and against the aforementioned liabilities.  The provisions of this paragraph shall apply to the estate, executor, administrator, heirs, legatees or devisees of the Executive.

6.2           Notices:  Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing, when deposited in the United States mail, postage prepaid, or when communicated to public telegraph company for transmittal, addressed to the party at the address appearing below the signatures of each party at the end of this Agreement.  Either party may change address by written notice in accordance with this paragraph.

6.3           Benefits of Agreement:  This Agreement will inure to the benefits of and be binding upon its parties and their respective executors, administrators, successors and assigns.

6.4           Applicable Law:  This Agreement is to be governed by and construed under the laws of the State of Nevada.

6.5           Captions and Headings:  Captions and headings are used in this Agreement for convenience only, are not a part of this Agreement between the parties and shall not be used in construing it.

6.6           Invalid Provision:  Should any portion or provision of this Agreement for any reasons be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of all remaining portions or provisions shall not be affected; and the remainder of this Agreement shall remain in full force and effect as if this Agreement had been executed with said portion or provision eliminated.

6.7           Entire Agreement:  This Agreement contains the entire agreement of the parties and supersedes all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Executive by the Bank.  Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party or anyone acting on behalf of any party which are not embodied herein and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.  This Agreement may not be modified or amended by oral agreement but only by an agreement in writing signed by the Bank and the Executive.

6.8           Arbitration: Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be submitted to arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered into any court having jurisdiction thereof.

6.9           Attorney’s Fees:  If any action, including arbitration, is brought to enforce this Agreement or to determine the relative rights and obligations for either of its parties, the prevailing party shall be entitled to reasonable attorney’s fees.

6.10         Receipt of Agreement:  Each of the parties hereto acknowledge  that he has read this Agreement in its entirety and does hereby acknowledge receipt of a fully-executed copy thereof.  A fully-executed copy shall be an original for all purposes and is a duplicate original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of  7th day of November, 2002.

The “Bank”		The “Executive”
Nevada Security Bank		Bob Walter
By:	/s/ Ed Allison	By:	/s/ Bob Walter
/s/ Hal Giomi
465 S. Meadows Pkwy, Suite 18		14200 Bandolier Ct.
Reno, NV 89511		Reno, NV 89511